HECO Exhibit 23.2

[KPMG LLP letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Company, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., Maui Electric Company, Limited, and HECO Capital Trust III, respectively, and in Registration Statement Nos. 333-131206, 333-131206-01 and 333-131206-02 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited, respectively, of our reports dated March 6, 2006, relating to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports are incorporated by reference in the 2005 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to incorporation by reference of our report dated March 6, 2006 relating to the financial statement schedule of Hawaiian Electric Company, Inc. in the 2005 annual report on Form 10-K of Hawaiian Electric Industries, Inc., which report is included in the said Form 10-K.

Our reports refer to a change in the method of accounting for the consolidation of variable interest entities in 2004.

/s/ KPMG LLP
Honolulu, Hawaii
March 7, 2006